                                                                    Exhibit 10.5

PATENT AND PATENT
APPLICATION SECURITY AGREEMENT

         This Patent and Patent Application Security Agreement (the " PATENT SECURITY AGREEMENT") is made the 1st day of September, 2004, by Dynamics Research Corporation, a Massachusetts corporation with its principal executive offices at 60 Frontage Road, Andover, Massachusetts 01810 (the "COMPANY"), and Brown Brothers Harriman & Co., with offices at 40 Water Street, Boston, Massachusetts 02109, as administrative agent for itself and for each of the other Lenders (defined below) as may become parties to the Loan Agreement (defined below) (the "Agent").

                                    RECITALS

         WHEREAS, pursuant to the Second Amended and Restated Loan Agreement dated as of the date hereof (as same may be amended, modified or replaced from time to time, the "LOAN AGREEMENT"), made by and among the Company and certain affiliates of the Company (singly, a "BORROWER" and collectively, the "BORROWERS"), the Agent, as administrative agent for a syndicate of Lenders (the "LENDERS"), BankNorth, N.A., as Documentation Agent, KeyBank National Association and Fleet National Bank, a Bank of America company, each as Co-Syndication Agents, and such Lenders, the Agent and the Lenders have agreed to make certain loans (hereinafter, the "LOANS") available to the Borrowers;

         WHEREAS, under a certain Security Agreement of even date herewith (as same may be amended, modified or replaced from time to time, the "SECURITY AGREEMENT"), the Borrowers have created a security interest in each such Borrower's assets to secure the liabilities and obligations of the Borrowers to the Agent and the Lenders (as defined in the Loan Agreement) (hereinafter, the "LIABILITIES");

         WHEREAS, as a condition, among others, to the continuation of the credit facilities contemplated by the Loan Agreement, and to further secure the Liabilities, the parties hereto shall execute this Patent Security Agreement.

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Company and the Agent agree as follows:

1. To secure the Liabilities, the Company hereby grants a security interest in favor of the Agent for the benefit of the Lenders, with power of sale, in and to the following and all proceeds thereof:

         a. All of the Company's now owned or existing or hereafter acquired or arising letters patent, patent applications, and the inventions and improvements therein disclosed, and any and all divisions, reissues and continuations of said letters patent including, without limitation the patents listed on EXHIBIT A annexed hereto and made a part hereof, together with any goodwill connected with and symbolized by any such patents.

         b.       All renewals of any of the foregoing.

         c. All income, royalties, damages and payments now and hereafter due and/or payable under and with respect to any of the foregoing, including, without limitation, payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof.

         d. The right to sue for past, present and future infringements and dilutions of any of the foregoing.

         e. All of Company's rights corresponding to any of the foregoing throughout the world.

         All of the foregoing letters patent, patent applications described in Subsection a, together with the items respectively described in Subsections b through and including e are hereinafter individually and/or collectively referred to as the "Patents".

2. Until this Patent Security Agreement is terminated, the Company shall undertake the following with respect to each Patent to the extent prudent in the exercise of its reasonable business judgment and provided that any failure to do so does not have a material adverse effect on the Company and its subsidiaries on a consolidated basis:

         a. Pay all renewal fees and other fees and costs associated with maintaining the Patents and with the processing of the Patents.

         b. At Company's sole cost, expense, and risk, pursue the prompt, diligent, processing of each Application for Registration which is the subject of the foregoing assignment and not abandon or delay any such efforts.

         c. At Company's sole cost, expense, and risk, take any and all action which Company deems desirable to protect the Patents, including, without limitation, but subject to Company's discretion, the prosecution and defense of infringement actions.

3. Upon the occurrence of any Event of Default (as defined in the Loan Agreement), and until such Event of Default is cured, the Agent acting in its own name or in that of the Company may (but shall not be required to) act in the Company's place and stead and/or in the Agent's own right in connection with the obligations set forth in Section 2, above.

4.       The Company represents and warrants that:

         a. The Patents listed on EXHIBIT A include all of the registered Patents now owned by the Company.

         b. No liens, claims or security interests have been granted by the Company to any person or entity in such Patents other than to the Agent or as otherwise permitted pursuant to the Loan Agreement.

5.       In order to further secure the Liabilities:

         a. The Company shall give the Agent written notice (with reasonable detail) within thirty (30) days following the occurrence of any of the following:

                  i. The Company obtains rights to any new patents or patent applications (other than Company's right to sell products containing the patents of others in the ordinary course of Company's business).

                  ii. The Company becomes entitled to the benefit of any patents or patent applications, whether as licensee or licensor (other than Company's right to sell products containing the patents of others in the ordinary course of Company's business).

                  iii. The Company enters into any new patent license agreement.

         b. The provisions of this Patent Security Agreement shall automatically apply to any such additional property or rights described in a, above, all of which shall be deemed to be and treated as "Patents" within the meaning of this Patent Security Agreement.

         c. The Company hereby authorizes the Agent to modify this agreement by amending EXHIBIT A to include any future patents or patent applications, written notice of which is so given, provided, however, the modification of said EXHIBIT A shall not be a condition to the creation or perfection of the security interest and Patent Security Agreement created hereby.

6. Upon the occurrence and during the continuance of any Event of Default (as defined in the Loan Agreement), the Agent may exercise all rights and remedies of a secured party under the Uniform Commercial Code as adopted in Massachusetts (Massachusetts

         General Laws, Chapter 106), with respect to the Patents, in addition to which the Agent, subject to the terms of the Loan Agreement, may sell, license, assign, transfer, or otherwise dispose of the Patents. Any person may conclusively rely upon an affidavit of an officer of the Agent that an Event of Default and demand has occurred and is continuing and that the Agent is authorized to exercise such rights and remedies.

7. Effective upon the occurrence and during the continuance of any Event of Default (as defined in the Loan Agreement) the Company hereby irrevocably constitutes and designates the Agent as and for the Company's attorney in fact:

         a. To exercise any of the rights exercisable and powers referenced in Section 2.

         b. To execute all and singular such instruments, documents, and papers as the Agent determines to be appropriate in connection with the exercise of such rights and remedies and to cause the sale, license, assignment, transfer, or other disposition of the Patents.

         The within grant of a power of attorney, being coupled with an interest, shall be irrevocable until the within Patent Security Agreement is terminated.

8. Any use by the Agent of the Patents as authorized hereunder in connection with the exercise of the Agent's right and remedies under the within Patent Security Agreement and the Loan Agreement shall be coextensive with Company's rights thereunder and with respect thereto and without any liability for royalties or other related charges from the Agent to the Company.

9. The Agent hereby grants to the Company the right, prior to notice from the Agent following the occurrence and during the continuance of an Event of Default (as defined in the Loan Agreement), to sue for past, present and future infringement of the Patents including the right to seek injunctions and/or money damages, in an effort by the Company to protect the Patents against encroachment by third parties. The Company shall notify the Agent in writing of any such suit for enforcement of the Patents against a particular party. All reasonable costs arising in connection with any such suit for enforcement shall be borne by the Company.

10. Following the earlier to occur of (x) the Collateral Release Event (as defined in the Loan Agreement), or (y) the payment and satisfaction of all Liabilities, and the termination of any obligation of the Agent or any Lender to provide loans or financial accommodations under the credit facility contemplated by the Loan Agreement, this Patent Security Agreement shall terminate and the Agent shall promptly execute and deliver to the Company, at the Company's cost and expense, all such instruments as the Company reasonably may request to evidence such termination and to the extent, if any, necessary to re-vest in the Company full title to the Patents and the associated goodwill, subject to any disposition thereof which may have been made by Agent pursuant hereto or pursuant to the Loan Agreement.

11. The Company shall, at the request of the Agent, do any and all acts and execute any and all documents reasonably required by the Agent in connection with the protection, preservation, and enforcement of the Agent's rights hereunder.

12. The Company shall, upon demand, reimburse the Agent for all reasonable costs and expenses incurred by the Agent in the exercise of any rights hereunder (including, without limitation, reasonable fees and expenses of counsel).

13. This Patent Security Agreement is intended to be supplemental of the Security Agreement. All provisions of the Security Agreement shall apply to the Patents, and the Agent shall have the same rights with respect to any and all Patents granted the Agent to secure the Liabilities hereunder as thereunder. In the event of a conflict between this Patent Security Agreement and the Security Agreement, the terms of this Patent Security Agreement shall control with respect to the Patents, and the Security Agreement shall control with respect to all other Collateral (as defined in the Loan Agreement).

                  [remainder of page left intentionally blank]

         IN WITNESS WHEREOF, the Company and the Agent respectively have caused this Patent Security Agreement to be executed by officers duly authorized so to do on the date first above written.

Dynamics Research Corporation               Brown Brothers Harriman & Co.,
                    (The "Company")                                (The "Agent")

By_________________________________         By________________________________

Title______________________________         Title_____________________________

                          COMMONWEALTH OF MASSACHUSETTS

County of Suffolk

         Then personally appeared before me _______________ who acknowledged that such person is the duly authorized __________ of Dynamics Research Corporation, and that such person executed the foregoing instrument as his free act and deed on its behalf.

         Witness my hand and seal this _____ day of September, 2004.

                                               _________________________________
                                                            , Notary Public
                                                   My Commission Expires:

                          COMMONWEALTH OF MASSACHUSETTS

County of Suffolk

         Then personally appeared before me _________________, who acknowledged that such person is the duly authorized Vice President of Brown Brothers Harriman & Co., and that such person executed the foregoing instrument as his free act and deed on its behalf.

         Witness my hand and seal this _____ day of September, 2004.

                                               _________________________________
                                                            , Notary Public
                                                   My Commission Expires:

                                    EXHIBIT A

Company's now owned or existing or hereafter acquired or arising registered patents and patent applications, including, without limitation:

   PATENT NO.                               TITLE TO PATENT
   ----------                               ---------------
 (1)  6,567,429        Wide area multi-service broadband network
 (2)  6,387,724        Method of fabricating silicon-on-insulator sensor having
                       oxide sensing surface
 (3)  6,212,672        Software development system with an executable
                       working model in an interpretable intermediate modeling
                       language
 (4)  6,128,113        Transparent optical communications switch
 (5)  5,119,111        Edge-type printhead with contact pads
 (6)  5,081,471        True edge thermal printhead
 (7)  5,077,564        Arcuate edge thermal print head
 (8)  4,978,972        Modular thermal print head and method of fabrication
 (9)  4,954,225        Method for making nozzle plates
(10)  4,912,468        Non-linear error correction system
(11)  4,881,087        Printhead structure and method of fabrication
(12)  4,875,281        Method of fabricating a printhead
(13)  4,839,001        Orifice plate and method of fabrication
(14)  4,810,852        High-resolution thermal printhead and method of fabrication